EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Nanogen, Inc. to be filed on or about June 20, 2005 and to the incorporation by reference therein of our reports dated March 14, 2005, with respect to the consolidated financial statements and schedule of Nanogen, Inc., Nanogen Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nanogen, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/    ERNST & YOUNG LLP

San Diego, California

June 15, 2005